                                                                    EXHIBIT 12.1

                       PENNFED FINANCIAL SERVICES, INC.
              COMPUTATION OF RATIOS OF EARNINGS TO FIXED CHARGES
                            (DOLLARS IN THOUSANDS)

                                                           YEAR ENDED JUNE 30,
                                          ---------------------------------------------------
                                              1997       1996     1995     1994      1993
                                          -----------  --------  -------  -------  ----------
Earnings:
  Earnings before income tax expense.....    $11,091  $12,952  $ 9,561  $ 7,447   $ 7,317

  Add: Interest on borrowed funds........     12,901    5,520    1,522      789         1
                                              ------   ------   ------   ------   -------

  Earnings before fixed charges excluding
    Interest on deposits.................     23,992   18,472   11,083    8,236     7,318
  Interest on deposits...................     40,172   33,601   25,631   20,036    23,381
                                              ------   ------   ------   ------   -------
  Earnings before fixed charges..........    $64,164  $52,073  $36,714  $28,272   $30,699
                                              ======   ======   ======   ======   =======

Fixed charges:
  Interest on borrowed funds.............    $12,901  $ 5,520  $ 1,522  $   789   $     1
                                              ------   ------   ------   ------   -------
  Fixed charges excluding interest on
   desposits.............................     12,901    5,520    1,522      789         1
 Interest on deposits                         40,172   33,601   25,631   20,036    23,381
                                              ------   ------   ------   ------   -------
    Total fixed charges..................    $53,073  $39,121  $27,153  $20,825   $23,382
                                              ======   ======   ======   ======   =======

Ratio of earnings to fixed charges
   excluding interest on deposits........      1.86x    3.35x    7.28x   10.44x  7318.00x
                                              ======   ======   ======   ======  ========
Ratio of earnings to fixed charges
   Including interest on deposits........      1.21x    1.33x    1.35x    1.36x     1.31x
                                              ======   ======   ======   ======   =======